As filed with the Securities and Exchange Commission on July 2, 1997
                                                  Registration No. 333-27183

==============================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C. 20549

                               ------------

                              Amendment No. 1
                                    to

                                 Form S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                               ------------

                    IRVINE APARTMENT COMMUNITIES, INC.
          (Exact name of registrant as specified in its charter)


           MARYLAND                                33-0698698
(State or other jurisdiction of       (I.R.S. Employer Identification No.)
incorporation or organization)

            550 Newport Center Drive, Suite 300, Newport Beach,
                     California 92660  (714) 720-5500

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JAMES E. MEAD
       Senior Vice President, Chief Financial Officer and Secretary
                    IRVINE APARTMENT COMMUNITIES, INC.
                         550 Newport Center Drive
                                 Suite 300
                          Newport Beach, CA 92660
                              (714) 720-5500
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)

                              with a copy to:
                               JEFFREY SMALL
                           DAVIS POLK & WARDWELL
                           450 Lexington Avenue
                         New York, New York 10017
                         Telephone (212) 450-4000

                               ------------

      Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:
[ ]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

               The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

               Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement also relates to securities registered and remaining unissued under Registration Statement No. 33-92036 previously filed by the Registrant.

==============================================================================

                           SUBJECT TO COMPLETION

PROSPECTUS



                               $350,000,000


                    IRVINE APARTMENT COMMUNITIES, INC.
              Debt Securities, Preferred Stock, Common Stock
                                    and
                 Warrants to Purchase the Above Securities

                               ------------

               Irvine Apartment Communities, Inc. (the "Company") may offer and issue from time to time (i) its debt securities (the "Debt Securities"),
(ii) shares of its Preferred Stock, par value $1.00 per share (the "Preferred Stock"), (iii) shares of its Common Stock, par value $.01 per share (the "Common Stock"), or (iv) warrants to purchase Debt Securities, Preferred Stock or Common Stock (the "Warrants"). The Debt Securities, Preferred Stock, Common Stock and Warrants are herein collectively referred to as the "Securities". The Securities may be offered in one or more separate classes or series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and to be set forth in a supplement or supplements to this Prospectus (a "Prospectus Supplement"). Any Securities may be offered with other Securities or separately. Debt Securities or Preferred Stock may be convertible into shares of Common Stock. The aggregate offering price of the Securities will not exceed $350,000,000.

               Certain terms of any Debt Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement including, without limitation, the specific designation (including whether such Debt Securities are senior or subordinated and whether such Debt Securities are convertible), aggregate principal amount, purchase price, maturity, interest rate (which may be fixed or variable) and time of payment of interest (if any), terms (if any) for the subordination, redemption or conversion thereof, listing (if any) on a securities exchange and any other specific terms of the Debt Securities. Certain terms of any Preferred Stock in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement including, without limitation, the designation, number of shares, liquidation preference, purchase price, dividends, voting, redemption and conversion provisions and any listing on a securities exchange. Certain terms of any Warrants in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement, including the specific designation, number, duration, purchase price and terms thereof, any listing of the Warrants or the underlying securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants, as well as the terms on which and the securities for which such Warrants may be exercised. In addition, terms of the Securities may include limitations on direct and beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.

               To ensure that the Company maintains its qualification as a real estate investment trust ("REIT"), ownership of Common Stock by any person (other than The Irvine Company and certain related persons) is, with certain exceptions, limited to 7.4% of the outstanding shares. The Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the trading symbol IAC.

               See "Risk Factors" in the Prospectus Supplement for a description of certain factors that should be considered by purchasers of the Securities offered hereby.

                               ------------


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------

               The Securities may be sold on a negotiated or competitive bid basis to or through underwriters or dealers designated from time to time or to other purchasers directly or through agents designated from time to time. Certain terms of the offering and sale of the Securities, including, where applicable, the names of the underwriters, dealers or agents, if any, the principal amount or number of shares or Warrants to be purchased, the purchase price of the Securities and the proceeds to the Company from such sale, and any applicable commissions, discounts and other items constituting compensation of such underwriters, dealers or agents, will also be set forth in the accompanying Prospectus Supplement.

                The date of this Prospectus is July 2, 1997.

               IN CONNECTION WITH AN OFFERING, CERTAIN PERSONS PARTICIPATING IN SUCH OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES. SPECIFICALLY, THE UNDERWRITERS FOR SUCH OFFERING MAY OVERALLOT IN CONNECTION WITH SUCH OFFERING, AND MAY BID FOR, AND PURCHASE, THE SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

               No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or any Prospectus Supplement, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any underwriter, agent or dealer. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any of the Securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus and any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that the information therein is correct as of any time subsequent to the date thereof.


                               ------------


                           AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange, Inc. (the "New York Stock Exchange") and the Pacific Stock Exchange, Inc. (the "Pacific Stock Exchange"). In addition, reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

               This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information set forth in such Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.



             INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

               The following documents, which have been filed with the Commission, are hereby incorporated by reference:

      1. Annual Report on Form 10-K of the Company for the year ended December 31, 1996;

      2. Current Report on Form 8-K of the Company dated February 18, 1997;

      3. Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 1997; and

      4. Description of the Company's Common Stock contained in a Registration Statement of the Company on Form 8-B dated April 30, 1996 and declared effective as of May 2, 1996.

               All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange
Act, prior to the termination of the offering of the Securities offered hereby, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statements so modified or superseded shall be deemed to constitute a part of this Prospectus, except as so modified or superseded.

               The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests for such documents should be directed to Irvine Apartment Communities, Inc., 550 Newport Center Drive, Suite 300, Newport Beach, California 92660, Attention: Investor Relations (Telephone: (714) 720-5500).


                                THE COMPANY

               The Company is a self-administered equity real estate investment trust engaged in the development and operation of apartment communities on the Irvine Ranch in Orange County, California and, beginning in 1997, in other locations in California. The Company was formed in December 1993 to continue and expand the apartment community business of The Irvine Company, a real estate and community development company. At March 31, 1997 the Company had a 45.1% general partnership interest in Irvine Apartment Communities, L.P. (the "Operating Partnership") and was its sole managing general partner. At such date, the limited partners of the Operating Partnership had a 54.9% interest in the Operating Partnership, with The Irvine Company and certain of its affiliates owning a 54.7% limited partnership
interest in the Operating Partnership.   The Operating Partnership's
management and operating decisions are under the unilateral control of the Company.

               At March 31, 1997, the Company owned and operated 13,843 units in 53 apartment communities on the Irvine Ranch. Within its portfolio of properties stabilized for more than two years are 43 apartment communities. These properties had an average physical occupancy of 95.1% for the quarter ended March 31, 1997. Within its portfolio of properties stabilized for less than two years are 5 apartment communities. These properties had an average physical occupancy of 94.0% for the quarter ended March 31, 1997. The Operating Partnership also had 1,295 units in 5 additional apartment communities under construction or lease-up, with 302 units completed at March 31, 1997 (together with completed communities, the "Properties"). Additionally, the Operating Partnership recently acquired an apartment community site located in Northern California's Silicon Valley. All of the Properties, excluding the Northern California site, are located on the Irvine Ranch. Until July 31, 2020, the Company has the exclusive right, but not the obligation, to acquire land from The Irvine Company for development of additional apartment communities on the Irvine Ranch. The developed portion of the Irvine Ranch, which borders approximately six miles of the Pacific Ocean, includes significant parts of the cities of Irvine, Newport Beach and Tustin. The Irvine Ranch has been developed over the past 30 years in accordance with an original master plan and is now one of the major commercial, industrial, retail and residential centers in Southern California.

               The Company has recently commenced an "off-Ranch" expansion program. In February 1997, the Company acquired the right to purchase three apartment community development sites located in Northern California's Silicon Valley. The Company has exercised its right with respect to one of these sites and began construction on in May 1997. On June 30, 1997, the Company purchased, for approximately $127 million in cash, The Villas of Renaissance, a 923-unit apartment community in La Jolla, California, just north of San Diego. The Company's intent is to create new market positions in the Silicon Valley and Northern San Diego County, which possess strong rental demographics and economic growth prospects similar to those on the Irvine Ranch.

               On June 27, 1997, the Operating Partnership entered into a new $250 million three-year revolving line of credit, which replaced its former line of credit, due to expire December 1997. The Company used borrowings under this line of credit to finance the La Jolla acquisition referred to above, and in the future intends to use the line of credit for its ongoing rental property development program, for potential acquisitions and for general working capital needs.

               The Company, a Maryland corporation, is the successor to a Delaware corporation originally incorporated in 1993. The Company's executive offices are located at 550 Newport Center Drive, Newport Beach, California 92660 and its telephone number is (714) 720-5500.


                              USE OF PROCEEDS

               Unless otherwise set forth in the applicable Prospectus Supplement, proceeds from the sale of the Securities will be used by the Company for general corporate purposes, including the repayment of indebtedness, ongoing development activities and acquisitions of additional properties. Proceeds from the sale of Securities initially may be temporarily invested in short-term securities.


               CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

               The following table sets forth the consolidated ratios of earnings to fixed charges for the Company and for the predecessor to the Company prior to December 8, 1993.

                                            Quarter Ended March 31,                       Year Ended December 31,
                                            ----------------------       ------------------------------------------------------
                                               1997       1996            1996        1995        1994        1993        1992
                                              -----      -----           ------      ------      ------      ------      ------
Ratio of Earnings to Fixed Charges......      2.44x      1.86x            2.07x       1.44x       1.25x        .99x       .96x


               For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net earnings before income taxes, extraordinary items, minority/predecessor interest in income and fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing costs.

               Prior to completion of the Company's initial public offering in December 1993, the predecessor of the Company operated in a highly leveraged manner. As a result, although the Company and the predecessor have historically generated positive net cash flow, the financial statements of the predecessor show net losses for the periods prior to December 8, 1993. Consequently, the computation of the ratio of earnings to fixed charges for such periods indicate that earnings were inadequate to cover fixed charges by approximately $0.6 million and $2.2 million for the years ended December 31, 1993 and 1992, respectively.


                    DESCRIPTION OF THE DEBT SECURITIES

               The following sets forth certain general terms and provisions of the indentures under which the Debt Securities are to be issued. The particular terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities.

               The Debt Securities will represent unsecured general obligations of the Company, unless otherwise provided in the Prospectus Supplement. As indicated in the applicable Prospectus Supplement, the Debt Securities will either be senior debt, senior to all future subordinated indebtedness of the Company and pari passu with other current and future unsecured, unsubordinated indebtedness of the Company or, in the alternative, subordinated debt, subordinate in right of payment to current and future senior debt and pari passu with other future subordinated indebtedness of the Company. The Debt Securities will be issued under one or more indentures to be executed by the Company and one or more trustees (each a "Trustee"). The Indentures will be in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as are adopted from time to time (each an "Indenture" and collectively, the "Indentures"). The following summary of certain provisions of the Indentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

               The Indentures will not limit the amount of Debt Securities which may be issued thereunder. Reference is made to the Prospectus Supplement for the following terms of the Debt Securities offered pursuant thereto: (i) designation (including whether they are senior debt or subordinated debt and whether such debt is convertible), aggregate principal amount, purchase price and denomination; (ii) the date of maturity; (iii) interest rate or rates (or method by which such rate will be determined), if any; (iv) the dates on which any such interest will be payable; (v) the place or places where the principal of and interest, if any, on the Debt Securities will be payable; (vi) any redemption or sinking fund provisions; (vii) any rights of the holders of Debt Securities (each a "Holder") to convert the Debt Securities into other securities or property of the Company; (viii) the terms, if any, on which such Debt Securities will be subordinate to other debt of the Company; (ix) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy; (x) any Events of Default in addition to or in lieu of those described herein and remedies therefor; (xi) any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the Debt Securities; (xii) listing (if any) on a securities exchange; (xiii) whether such Debt Securities will be certificated or in book-entry form; and (xiv) any other specific terms of the Debt Securities, including any additional events of default or covenants provided for with respect to the Debt Securities, and any terms which may be required by or advisable under United States laws or regulations.

               Debt Securities may be presented for exchange or transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indentures.

               Debt Securities will bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate, will be sold at a discount below its stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to any Debt Securities issued at par which is treated as having been issued at a discount for United States income tax purposes will be described in the relevant Prospectus Supplement.

               The Indentures will not contain any covenant or other specific provision affording protection to Holders of the Debt Securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described under "Consolidation, Merger and Sale of Assets". Restrictions on ownership and transfers of the Company's Common Stock are designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. The Company's articles of incorporation and by-laws also contain other provisions which may prevent or limit a change of control. See, "Description of the Capital Stock".

Modification and Waiver

               Each Indenture will provide that modifications and amendments of such Indenture may be made by the Company and the applicable Trustee, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities issued under such Indenture which are affected by the modification or amendment voting as one class; provided that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, among other things: (a) extend the final maturity of such Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of the principal of Debt Securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or extend the time or reduce the amount of any payment to any sinking fund or analogous obligation relating to such Debt Securities, or materially and adversely affect any right to convert such Debt Securities in accordance with such Indenture or impair or affect the right of any Holder of Debt Securities to institute suit for the payment thereof or, if such Debt Securities provide therefor, any right of repayment at the option of the Holder, (b) reduce the aforesaid percentage of such Debt Securities of any series, the consent of the Holders of which is required for any such supplemental indenture, or (c) reduce the percentage of such Debt Securities of any series necessary to consent to waive any past default under such Indenture to less than a majority, or (d) modify any of the provisions of the sections of such Indenture relating to supplemental indentures with the consent of the Holders, except to increase any such percentage or to provide that certain other provisions of such Indenture cannot be modified or waived without the consent of each Holder affected thereby, provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to "the Trustee" and concomitant changes in such section or the deletion of this proviso. (Indenture Section 7.2)

               Each Indenture will provide that a supplemental indenture which changes or eliminates any covenant or other provision of such Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of the Holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under such Indenture of the Holders of Debt Securities of any other series. (Indenture Section 7.2)

               Each Indenture will provide that modifications and amendments of such Indenture may be made by the Company and the applicable Trustee, without the consent of the Holders of any series of Debt Securities issued thereunder: (1) to secure any Debt Securities issued thereunder; (2) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants, agreements and obligations of the Company, in such Indenture and in the Debt Securities issued thereunder; (3) to add to the covenants of the Company or to add any additional events of default; (4) to cure any ambiguity, to correct or supplement any provision in such Indenture that may be inconsistent with any other provision of such Indenture or to make any other provisions with respect to matters or questions arising under such Indenture, provided that such action shall not adversely affect the interests of the Holders of any series of Debt Securities issued thereunder in any material respect; (5) to establish the form and terms of Debt Securities issued thereunder; (6) to evidence and provide for a successor trustee under such Indenture with respect to one or more series of Debt Securities issued thereunder or to provide for or facilitate the administration of the trusts under such Indenture by more than one trustee; (7) to permit or facilitate the issuance of Debt Securities in global form or bearer form or to provide for uncertificated Debt Securities to be issued thereunder; (8) to change or eliminate any provision of such Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior to the execution of such supplemental indenture which are entitled to the benefit of such provision; or (9) to amend or supplement any provision contained in such Indenture, which was required to be contained in the Indenture in order for the Indenture to be qualified under the Trust Indenture Act of 1939, if the Trust Indenture Act of 1939 or regulations thereunder change what is so required to be included in qualified indentures, in any manner not inconsistent with what then may be required for such qualification. (Indenture Section 7.1)

Events of Default

               The following will be events of default under each Indenture with respect to each series of Debt Securities issued thereunder: (a) failure to pay principal (or premium, if any) on such series of the Debt Securities outstanding under such Indenture when due; (b) failure to pay any interest on such series of the Debt Securities outstanding under such Indenture when due, continued for 30 days; (c) default in the payment, if any, of any sinking fund installment when due, payable by the terms of such series of Debt Securities;
(d) failure to perform any other covenant or warranty of the Company contained in such Indenture or such Debt Securities continued for 90 days after written notice; and (e) certain events of bankruptcy, insolvency or reorganization of the Company. In case an event of default described in (a), (b) or (c) above shall occur and be continuing with respect to any series of such Debt Securities, the applicable Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of such series to be due and payable. In case an event of default described in (d) above shall occur and be continuing, the applicable Trustee or the Holders of not less than 25% in aggregate principal amount of all Debt Securities of each affected series then outstanding under such Indenture (treated as one class) may declare the principal (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of all Debt Securities of all such series to be due and payable. If an event of default described in (e) above shall occur and be continuing then the principal amount (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of all the Debt Securities outstanding shall be and become due and payable immediately, without notice or other action by any Holder or the applicable Trustee, to the full extent permitted by law.
Any event of default with respect to particular series of Debt Securities under such Indenture may be waived by the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series (voting as a class), except in each case a failure to pay principal of or premium, if any, or interest on such Debt Securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of each Holder affected thereby. (Indenture Sections 4.1, 4.10)

               Each Indenture will provide that the applicable Trustee may withhold notice to the Holders of any default with respect to any series of Debt Securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the Debt Securities) if the applicable Trustee considers it in the interest of Holders to do so. (Indenture Section 4.11)

               The Company will be required to furnish to each Trustee annually a statement as to its compliance with all conditions and covenants in the applicable Indenture. (Indenture Section 3.5)

               Each Indenture will contain a provision entitling the applicable Trustee to be indemnified by the Holders before proceeding to exercise any trust or power under such Indenture at the request of such Holders (Indenture Section 5.2). Each Indenture will provide that the Holders of a majority in aggregate principal amount of the then outstanding Debt Securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable Trustee or of exercising any trust or power conferred upon the applicable Trustee with respect to the Debt Securities of such series, provided, however, that the applicable Trustee may decline to follow any such direction if, among other reasons, the applicable Trustee, determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the applicable Trustee in personal liability or would be unduly prejudicial to the Holders of the Debt Securities of such series not joining in such direction (Indenture Section 4.9). The right of a Holder to institute a proceeding with respect to the applicable Indenture will be subject to certain conditions precedent including, without limitation, that the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding under such Indenture make a written request upon the applicable Trustee to exercise its powers under such Indenture, indemnify the applicable Trustee and afford the applicable Trustee reasonable opportunity to act, but the Holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the Debt Securities, to require conversion of Debt Securities if such Indenture provides for convertibility at the option of the Holder and to institute suit for the enforcement thereof (Indenture Sections 4.6, 4.7).

Consolidation, Merger and Sale of Assets

               Each Indenture will provide that the Company may not consolidate with, merge into or sell, convey or lease all or substantially all of its assets to any Person unless the Company is the surviving corporation or the successor Person is a corporation organized under the laws of any domestic jurisdiction and assumes the Company's obligations on the Debt Securities issued thereunder, and under such Indenture, and after giving effect thereto no event of default, and no event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing, and that certain other conditions are met. (Indenture Sections 8.1, 8.2 )

Conversion Rights

               The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

Discharge, Defeasance and Covenant Defeasance

               Each Indenture will provide with respect to each series of Debt Securities issued thereunder that the Company may terminate its obligations under such Debt Securities of a series and such Indenture with respect to Debt Securities of such series if: (i) all Debt Securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the applicable Trustee for cancellation and the Company has paid all sums payable by it under the Indenture; or (ii) (A) the Debt Securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the applicable Trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the applicable Trustee, as trust funds solely for the benefit of the Holders of such Debt Securities, for that purpose, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable Trustee), without consideration of any reinvestment, to pay principal of and interest on the Debt Securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under such Indenture, and (C) the Company delivers to the applicable Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such Indenture relating to the satisfaction and discharge of such Indenture with respect to the Debt Securities of such series have been complied with. With respect to the foregoing clause (i), only the Company's obligations to compensate and indemnify the applicable Trustee under the Indenture shall survive. With respect to the foregoing clause (ii) only the Company's obligations to execute and deliver Debt Securities of such series for authentication, to maintain an office or agency in respect of the Debt Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Debt Securities of such series, to deliver Debt Securities of such series for replacement or to be cancelled, to compensate and indemnify the applicable Trustee and to appoint a successor trustee, and its right to recover excess money held by the applicable Trustee shall survive until such Debt Securities are no longer outstanding. Thereafter, only the Company's obligations to compensate and indemnify the applicable Trustee, and its right to recover excess money held by the applicable Trustee shall survive. (Indenture
Section 9.1)

               Each Indenture will provide that the Company (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the Debt Securities issued thereunder of any series, and the provisions of such Indenture will, except as noted below, no longer be in effect with respect to the Debt Securities of such series ("legal defeasance") and (ii) may omit to comply with any term, provision, covenant or condition of such Indenture, and such omission shall be deemed not to be an Event of Default under clause (d) of the first paragraph of "--Events of Default" with respect to the outstanding Debt Securities of such series ("covenant defeasance"); provided that the following conditions shall have been satisfied: (A) the Company has irrevocably deposited in trust with the applicable Trustee as trust funds solely for the benefit of the Holders of the Debt Securities of such series, for payment of the principal of and interest of the Debt Securities of such series, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the applicable Trustee, to pay and discharge the principal of and accrued interest on the outstanding Debt Securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the applicable Trustee), as the case may be; (B) such deposit will not result in a breach or violation of, or constitute a default under, such Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (C) no default with respect to such Debt Securities of such series shall have occurred and be continuing on the date of such deposit; (D) the Company shall have delivered to such Trustee an opinion of counsel that (1) the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this provision of such Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (2) the Holders of the Debt Securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code, and (E) the Company has delivered to the applicable Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such Indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (D)(1) above may be replaced by a ruling directed to the applicable Trustee received from the Internal Revenue Service to the same effect. Subsequent to a legal defeasance under clause (i) above, the Company's obligations to execute and deliver Debt Securities of such series for authentication, to maintain an office or agency in respect of the Debt Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Debt Securities of such series, to deliver Debt Securities of such series for replacement or to be cancelled, to compensate and indemnify the applicable Trustee and to appoint a successor trustee, and its right to recover excess money held by the applicable Trustee shall survive until such Debt Securities are no longer outstanding. After such Debt Securities are no longer outstanding, in the case of legal defeasance under clause (i) above, only the Company's obligations to compensate and indemnity the applicable Trustee and its right to recover excess money held by the applicable Trustee shall survive. (Indenture Sections 9.2 and 9.3)

Applicable Law

               The Indentures will provide that the Debt Securities and the Indentures will be governed by and construed in accordance with the laws of the State of New York. (Indenture Section 10.8)

                     DESCRIPTION OF THE CAPITAL STOCK

               The authorized capital stock of the Company consists of 150,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), 10,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock") and 160,000,000 shares of excess stock, par value $0.01 per share ("Excess Stock"), of which 150,000,000 shares are designated Excess Common Stock and 10,000,000 shares are designated Excess Preferred Stock. As of March 31, 1997, there were issued and outstanding 19,783,121 shares of Common Stock and the Company had no Preferred Stock or Excess Stock outstanding.

               The following summary does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of Maryland law and the Company's Articles of Amendment and Restatement (the "Articles of Incorporation") and Amended By-Laws (the "By-Laws").

  Common Stock

               Subject to such preferential rights as may be granted by the Board of Directors of the Company (the "Board of Directors") in connection with the future issuance of Preferred Stock (and any related series of Excess Preferred Stock as described under "Preferred Stock" below), holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared on the Common Stock by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock (and any related series of Excess Preferred Stock as described under "Preferred Stock" below), each holder of shares of Common Stock is entitled to receive, ratably with each other holder of Common Stock, $1.00 per share out of the net assets of the Company available for distribution to its stockholders, and after such payment, holders of shares of Common Stock are entitled to share ratably with holders of Excess Common Stock (see "Restrictions on Ownership and Transfer" below) in all remaining assets of the Company available for distribution to its stockholders increased in the case of the Common Stock by any amounts that result from the limitation of the liquidation rights of Excess Common Stock. See "Restrictions on Ownership and
Transfer -- Ownership Limit Provisions."   Holders of Common Stock have no
subscription, redemption, conversion or preemptive rights. See "Participation Rights." Matters submitted for shareholder approval generally require a majority vote of the shares of Common Stock present and voting thereon. The outstanding shares of Common Stock are fully paid and nonassessable.

  Preferred Stock

               The Board of Directors is empowered by the Company's Articles of Incorporation to designate and issue from time to time, without stockholder approval, Preferred Stock in one or more series. The Board of Directors may affix and determine the relative rights, preferences and privileges of each series of Preferred Stock so issued, including, but not limited to ownership limit restrictions. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders in any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock and Excess Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. At such time as the Board of Directors authorizes a series of Preferred Stock, without any further or separate action of the Board of Directors, there shall be deemed to be authorized a series of Excess Preferred Stock consisting of the number of shares included in the series of Preferred Stock and having terms, rights, restrictions and qualifications identical thereto, except to the extent that the Articles of Incorporation require different terms.

               The applicable Prospectus Supplement will describe the following terms of any Preferred Stock in respect of which this Prospectus is being delivered (to the extent applicable to such Preferred Stock): (1) the specific designation, number of shares, seniority and purchase price; (2) any liquidation preference per share; (3) any date of maturity; (4) any redemption, repayment or sinking fund provisions; (5) any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined); (6) any voting rights; (7) whether the Preferred Stock is convertible and, if so, the securities or rights into which such Preferred Stock is convertible (which may include other Preferred Stock) and the terms and conditions upon which such conversions will be effected including the initial conversion prices or rates, the conversion period and any other related provisions; (8) the place or places where dividends and other payments on the Preferred Stock will be payable; (9) any ownership limit restrictions applicable to such Preferred Stock; and (10) any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions, including restrictions directed at maintaining the Company's REIT status. The shares of Preferred Stock offered hereby will, when issued, be fully paid and nonassessable.

Charter and Bylaw Provisions

               Certain provisions of the Articles of Incorporation and the Bylaws which are summarized below, may make it more difficult to change the composition of the Board of Directors and may discourage or make more difficult any attempt by a person or group to obtain control of the Company.

               Staggered Board of Directors. The Articles of Incorporation and Bylaws provide that the Board of Directors is divided into three classes of directors serving staggered terms. Each class holds office until the third annual meeting for election of directors following the election of such class.

               Number of Directors; Removal; Filling Vacancies. The Articles of Incorporation provide that, subject to any rights of holders of Preferred Stock (and any related series of Excess Preferred Stock) to elect additional directors under specified circumstances, the number of directors will be fixed by the Board of Directors, but must consist of not more than ten nor less than three directors. The Articles of Incorporation provide that all vacancies on the Board of Directors resulting from death or resignation may be filled solely by a majority of the directors then in office. In accordance with the Maryland General Corporation Law (the "MGCL"), the Articles of Incorporation provide that vacancies resulting from removal by the stockholders may be filled by such stockholders and vacancies resulting from an increase in the number of directors may be filled by a majority of the entire Board of Directors. If a director is elected by the Board of Directors to fill a vacancy, such director shall serve only until the next annual meeting of the stockholders. The Articles of Incorporation and Bylaws do not provide for a stockholder vote to fill vacancies unless a vacancy results from the removal of a director. The Articles of Incorporation provide that, subject to the rights of holders of Preferred Stock (and any related series of Excess Preferred Stock) to elect additional directors under specified circumstances, directors may not be removed by the stockholders except for cause with the affirmative vote of holders of not less than 66 2/3% of the total voting power of all outstanding securities then entitled to vote generally for the election of directors, voting together as a single class.

               Pursuant to the Company's Articles of Incorporation and Bylaws, a majority of the directors of the Company must be persons who are not (i) affiliates, or an officer, director or employee, of The Irvine Company or (ii) the spouse, ancestor or lineal descendant or brother or sister of Mr. Donald Bren, the sole stockholder of The Irvine Company and the Chairman of the Board of Directors, Chief Executive Officer and President of the Company.

               Board Quorum and Special Voting Requirements. The Articles of Incorporation provide that a majority of the entire Board of Directors of the Company, including at least one director who was nominated for election as a director by The Irvine Company (see "Provisions of the Miscellaneous Rights Agreement Included in Bylaws" below) shall constitute a quorum for the transaction of business at any annual or special meeting of the Board of Directors and, except as provided below, that the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Notwithstanding the foregoing, the approval of more than 75% of the entire Board of Directors (the "Required Directors") shall be required to approve the following: (i) a Change of Control (as defined below) of the Company or the Operating Partnership, (ii) any amendment to the Company's Articles of Incorporation or Bylaws, or any amendment to the agreement of limited partnership of the Operating Partnership (the "Partnership Agreement"); (iii) any waiver or modification of any applicable Ownership Limit Provision (as defined under "Restrictions on Ownership and Transfer -- Ownership Limit Provisions"); (iv) any merger, consolidation, statutory share exchange or sale of all or substantially all of the assets of the Company or the Operating Partnership; (v) the issuance of any equity securities of the Company or any securities convertible into, or exchangeable or exercisable for, any equity securities of the Company, provided that the affirmative vote of the Required Directors shall not be required with respect to the issuance of equity securities (excluding for purposes of this proviso, equity securities (other than Common Stock) having any voting rights other than voting rights required under Maryland law or by the rules of the New York Stock Exchange or the Pacific Stock Exchange) (a) pursuant to any stock incentive plan adopted by the Company, (b) in connection with The Irvine Company's exercise of the Exchange Rights or the Cash Tender Rights (each as defined below) provided for in the Partnership Agreement, (c) in connection with the acquisition of certain land sites on the Irvine Ranch for Common Stock pursuant to the land rights and non-competition agreement between the Company, the Operating Partnership, The Irvine Company and Donald Bren (the "Land Rights Agreement") or (d) in a bona fide underwritten public offering managed by one or more nationally recognized investment banking firms; (vi) for the Company to take title to assets (other than temporarily in connection with an acquisition prior to contributing such assets to the Operating Partnership) or to conduct business other than through the Operating Partnership, or for the Company or the Operating Partnership to engage in any business other than the ownership, construction, development and operation of multifamily rental apartment communities; (vii) for the Company or the Operating Partnership to make a general assignment for the benefit of creditors or to institute any proceedings in bankruptcy or for the liquidation, dissolution, reorganization or winding up of the Company or the Operating Partnership or to consent to the taking of any such action against the Company or the Operating Partnership; and (viii) to terminate the Company's status as a real estate investment trust for federal income tax purposes. A Change of Control of the Company or the Operating Partnership will generally be deemed to have occurred if any person or group acquires 20% or more of the combined voting power of the Company or the Operating Partnership, as the case may be.

               Special Meetings of Stockholders. Under the Bylaws, a special meeting of stockholders may be called by the Chairman of the Board or the President or by a majority of the Board of Directors, and by the holders of shares entitled to cast such percentage of all votes entitled to be cast at the meeting which represents the maximum percentage as may be permitted for such purpose under the MGCL, as amended from time to time; however, a special meeting need not be held to consider any matter which is substantially the same as a matter voted upon at a special meeting within the last 12 months unless requested by a majority of the shares entitled to vote at such special meeting.

               Action by Written Consent of Stockholders. The MGCL provides that any action that may be taken at a stockholders meeting may be taken without a meeting only if (i) a unanimous written consent setting forth the matter is signed by each stockholder entitled to vote on the matter and (ii) a written waiver of any right to dissent is signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.

               Advance Notice of Director Nominations and New Business. The Bylaws provide that with respect to an annual meeting of stockholders, the proposal of business to be considered by stockholders may be made only (i) by or at the direction of the Board of Directors, or (ii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of stockholders, nominations of persons for election to the Board of Directors may be made only (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions. The advance notice provisions are not applicable to The Irvine Company.

               The advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

               Provisions of the Miscellaneous Rights Agreement Included in Bylaws. The Bylaws provide that the provisions of the Miscellaneous Rights Agreement (the "Miscellaneous Rights Agreement") among the Company, the Operating Partnership and The Irvine Company with respect to matters relating to the governance of the Company (including the right to designate nominees for election as a director, to designate persons to fill vacancies on the Board of Directors and limitations on increasing or decreasing the size of the Board of Directors) (the "Miscellaneous Rights") will have the same effect as bylaws of the Company. This provision of the Bylaws further provides that in the event of any inconsistency between any Miscellaneous Right and any other provision of the Bylaws, the Miscellaneous Right shall control (except with respect to any Bylaw adopted by stockholder vote prior to the execution and delivery of any amendment to the Miscellaneous Rights Agreement creating such Miscellaneous Right). This Bylaw provision is intended to enhance The Irvine Company's ability to enforce the Miscellaneous Rights and to ensure that the general public is aware of the existence of the Miscellaneous Rights.

               Pursuant to the Miscellaneous Rights Agreement, The Irvine Company has the right, and will continue to have the right so long as it, its shareholders or its affiliates beneficially own at least 20% of the outstanding Common Stock (including for this purpose Common Stock issuable upon exchange of its limited partnership interests ("L.P. Units") in the Operating Partnership), to nominate three persons for election to the Board of Directors of the Company. In the event this ownership falls below 20% but is at least 15%, The Irvine Company will have the right to nominate two persons for election to the Board of Directors; and if this ownership falls below 15% but is at least 10%, The Irvine Company will have the right to nominate one person for election to the Board of Directors.

Maryland Business Combination Law

               Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an "Interested Stockholder" or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. An Interested Stockholder is any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. After the five year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Articles of Incorporation and resolutions adopted by the Board of Directors have exempted from these provisions of the MGCL any business combination with The Irvine Company, or any affiliates of The Irvine Company or Mr. Bren, or any members of the immediate family of Mr. Bren and any other person acting in concert or as a group with any of the foregoing. All other stockholders are subject to the business combination statute.

Business Combinations

               The Articles of Incorporation require that, except in certain circumstances, Business Combinations involving the Company be approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company. A Business Combination is defined in the Articles of Incorporation as (i) any merger or consolidation or statutory share exchange of the Company in which (a) the Company fails to survive that involves all or any "Substantial Part" (as defined) of the assets of the Company or (b) more than 20% of the voting control of the Company is transferred, (ii) any sale, exchange, transfer or other disposition of all or substantially all of the assets of the Company and (iii) the execution of any agreement, contract or other arrangement providing for any of the transactions described in the definition of Business Combination. The term "Substantial Part" means more than 25% of the total market capitalization of the Company (including outstanding shares of Common Stock and L.P. Units that are exchangeable for shares of Common Stock plus total debt) as of the end of the most recent quarter or fiscal year ending prior to the time the determination is being made.

Control Share Acquisitions

               The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

               A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

               Unless the corporation's articles of incorporation or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within ten
(10) days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the corporation's articles of incorporation or bylaws provide otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power other stockholders may exercise appraisal rights.
The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

               The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation.

               The Articles of Incorporation and resolutions adopted by the Board of Directors have exempted control share acquisitions involving The Irvine Company, or any affiliates of The Irvine Company or Mr. Bren, or any members of the immediate family of Mr. Bren and any other person acting in concert or as a group with any of the foregoing. All other stockholders are subject to the control share acquisition statute.

Participation Rights

               In the event that the Company issues (whether for cash or property) any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, shares of Common Stock, The Irvine Company, subject to certain limited exceptions, including the issuance of Common Stock pursuant to any stock incentive plan adopted by the Company or pursuant to The Irvine Company's exercise of the Exchange Rights or the Cash Tender Rights described below under "Exchange Rights" and "Cash Tender Rights," will have the right to purchase Common Stock, L.P. Units or such securities at a purchase price equal to the purchase price in the transaction giving rise to the participation rights in order to maintain its interest in the Company and the Operating Partnership on a consolidated basis. However, other stockholders of the Company would have no participation rights to purchase shares of Common Stock or such securities and any such issuance might cause a dilution of a stockholder's investment in the Company.

Limitation of Directors' and Officers' Liability; Indemnification

               Pursuant to the MGCL and the Articles of Incorporation, the liability of directors of the Company to the Company or to any stockholder of the Company for money damages has been eliminated except (i) to the extent that it is established that such directors actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received and (ii) to the extent that a judgment or other final adjudication adverse to such directors is entered in a proceeding based on a finding in the proceeding that such directors' action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in
the proceeding.   Maryland law also extends the right to limit the liability of officers of a corporation. The Articles of Incorporation utilize this extension, limiting the liability of officers to the same extent directors' liability is limited.

               The Articles of Incorporation provide indemnification to directors and officers, including the advance of legal expenses, to the full extent authorized by applicable law and allow the Board of Directors to extend such indemnification to other employees and agents as the Board of Directors shall determine to be appropriate. Under the MGCL, a director of a corporation may be indemnified (including in connection with a derivative action so long as the director has not been found liable) unless it is established that (a) the act or omission of the director was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (b) the director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The Articles of Incorporation extend this right of indemnification to officers and otherwise grant the Board of Directors the authority to indemnify other employees and agents.

Restrictions on Ownership and Transfer

               Ownership Limit Provisions. The Articles of Incorporation contain certain restrictions on the number of shares of Common Stock that individual shareholders may own. For the Company to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), no more than 50% in number of its outstanding shares of Common Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate share of a shorter taxable year (the "Five or Fewer Test"). The Common Stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.
Because the Company expects to continue to qualify as a REIT, the Articles of Incorporation contain restrictions on the acquisition of Common Stock intended to ensure compliance with these requirements.

               Subject to certain exceptions specified in the Articles of Incorporation, no holder other than The Irvine Company, certain related parties and certain look-through entities may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 7.4% (the "Ownership Limit") of the issued and outstanding shares of Common Stock. The ownership limit for The Irvine Company and certain related persons will be 20% of the issued and outstanding Common Stock in the aggregate (the "Related Party Limit"). In addition, the ownership limit applicable to certain of the types of entities that are looked-through for purposes of the Five or Fewer Test under the Code will be 15% of the outstanding Common Stock (the "Look-Through Ownership Limit" and, together with the Ownership Limit and the Related Party Limit, the "Ownership Limit Provisions"). Generally, under the Articles of Incorporation certain pension trusts qualifying under Section 401(a) of the Code and United States investment companies registered under the Investment Act of 1940 will be subject to the Look-Through Ownership Limit. Any shares held in excess of the Related Party Limit or Look-Through Ownership Limit will be subject to all of the terms, conditions and restrictions under the Articles of Incorporation on any shares held in excess of the Ownership Limit. The Board of Directors may, with a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to it, waive the Ownership Limit with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

               If shares of Common Stock in excess of the Ownership Limit, Related Party Limit or Look-Through Ownership Limit are issued or transferred to any person, or shares which would cause the Company to be beneficially owned by fewer than 100 persons are transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to the stock.

               In addition, shares of Common Stock owned, or deemed to be owned, or transferred to a stockholder in excess of the applicable Ownership Limit Provision will automatically be exchanged for shares of Excess Common Stock that shall be deemed to have been transferred to a person as trustee of a trust for the exclusive benefit of one or more qualifying charitable organizations designated by the Company. While shares of Excess Common Stock are held in trust, the trustee of the trust will be deemed to hold the shares of Excess Common Stock for the exclusive benefit of the charitable beneficiary, the intended original transferee-stockholder will acquire no rights to such stock, except as described below, and the trustee of the trust will have all voting and dividend rights pertaining to the transferred shares. Subject to such preferential rights as may be granted by the Board of Directors in connection with the future issuance of Preferred Stock (and the related series of Excess Preferred Stock) and the $1.00 preferential right of the Common Stock referred to under "Common Stock" above, in liquidation, the intended original transferee-stockholder of shares of Excess Common Stock shall be entitled to share ratably with holders of Common Stock and Excess Common Stock in all remaining assets of the Company available for distribution to its stockholders, provided that the original transferee-stockholder's ratable share of the Company's assets would be limited to the price paid by the original transferee-stockholder for the Common Stock in the purported transfer that resulted in the Excess Common Stock or, if no value was given, a price per share equal to the closing market price on the date of the purported transfer that resulted in the Excess Common Stock.

               Excess Common Stock is not transferable except as hereinafter described. The original transferee-stockholder may, at any time the shares of Excess Common Stock are held in trust, transfer the Excess Common Stock to any person whose ownership of such shares would be permitted under the Ownership Limit Provisions, at a price per share not in excess of the lesser of (i) the price per share paid by the original transferee-stockholder for the shares of Common Stock in the purported transfer that resulted in the Excess Common Stock or, if no value was given, the price per share equal to the closing market price on the date of the purported transfer that resulted in the Excess Common Stock or (ii) the price per share received by the original transferee-stockholder in the transfer to the person whose ownership of such shares would be permitted under the Ownership Limit Provisions. Immediately upon transfer to such permitted transferee, the shares of Excess Common Stock will automatically be exchanged for Common Stock. In addition, the Company would have the right, for a period of 90 days during the time the Excess Common Stock is held in trust, to purchase all or any portion of the Excess Common Stock from the original transferee-stockholder at a price per share equal to the lesser of (i) the price per share paid by the original transferee-stockholder in the transaction that created such Excess Common Stock (or, in the case of a devise or gift, the closing market price at the time of such devise or gift) and (ii) the closing market price for the stock on the date the Company exercises its option to purchase. The 90-day period begins on the date of the violative transfer if the original transferee-stockholder gives notice to the Company of the transfer or (if no such notice is given) the date the Board of Directors determines that a violative transfer has been made.

               The Ownership Limit Provisions will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving the Company's status as a REIT, the effect of the Ownership Limit Provisions is to prevent any person from acquiring unilateral control of the Company. Any change in the Ownership Limit Provisions would require an amendment to the Articles of Incorporation. Such an amendment to the Articles of Incorporation would require the approval of the Required Directors and the affirmative vote of holders owning not less than 66 2/3% of the outstanding Common Stock.

               All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

               All persons who own, directly or by virtue of the attribution provisions of the Code, more than 0.5% (or such other percentage between 0.5% and 5.0%, as determined by the Board of Directors) of the outstanding Common Stock must file an affidavit with the Company containing the information specified in the Articles of Incorporation within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

               If the Company authorizes the issuance of any series of Preferred Stock in the future, the Board of Directors will at the time of authorization establish ownership limits applicable to such series to ensure compliance with the REIT qualification provisions of the Code. Such ownership limit restrictions will be described in the applicable Prospectus Supplement.

Amendments to Articles of Incorporation and Bylaws; Termination of REIT Status

               In general, the Articles of Incorporation may not be amended without the affirmative vote of at least a majority of the total number of shares of all classes outstanding and entitled to vote thereon. The provisions of the Articles of Incorporation under the captions "Charter and Bylaw Provisions -- Staggered Board of Directors"; "--Number of Directors; Removal; Filling Vacancies"; "-- Board Quorum and Special Voting Requirements"; "Business Combinations"; "Limitation of Directors' and Officers' Liability; Indemnification"; and "Restrictions on Ownership and Transfer" and the exclusion of The Irvine Company and certain other persons from the provisions of the Maryland business combination statute and control share acquisition statute as described under the captions "Maryland Business Combination Law" and "Control Share Acquisitions," may be amended only upon the vote of the holders of at least 66 2/3% of the capital stock entitled to vote generally in the election of directors, voting as a single group. The Bylaws may be amended by either the affirmative vote of holders of 66 2/3% of all shares outstanding and entitled to vote generally in the election of directors, voting as a single group, unless a greater percentage is specified with respect to a specific Bylaw provision, or by an affirmative vote of the Required Directors. In addition, the affirmative vote of holders of at least 66 2/3% of the capital stock entitled to vote generally in the election of directors, voting as a single group, is required to terminate the Company's status as a real estate investment trust for federal tax purposes.

Limitations on Changes in Control

               The provisions of the Articles of Incorporation and the Bylaws providing for ownership limitations, a staggered Board of Directors, authorizing the Board of Directors to issue Preferred Stock without stockholder approval, requiring the affirmative vote of 66 2/3% of the Company's stockholders to engage in certain Business Combinations, and the business combination and control share provisions of the MGCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management, and as a result could prevent the stockholders of the Company from being paid a premium for their shares of Common Stock.

Exchange Rights

               The Irvine Company and certain related persons will have the right (subject to the applicable Ownership Limit Provision), exercisable once in each twelve-month period, to exchange up to one-third of the number of L.P. Units owned by them for shares of Common Stock or if The Irvine Company and certain related persons own 6,149,000 L.P. Units or less, then they may, subject to the applicable Ownership Limit Provision, exchange all of their L.P. Units for shares of Common Stock. As of March 31, 1997, The Irvine Company and its affiliates owned 24,005,968 L.P. Units in the aggregate. The exchange ratio shall be one share of Common Stock for each L.P. Unit, subject to adjustment in certain events, including the Company paying a dividend or making a distribution on the Common Stock in shares of Common Stock and subdivisions and combinations of the Common Stock. L.P. Units that are acquired by the Company pursuant to the exercise of Exchange Rights will be converted automatically into units of general partnership interest in the Operating Partnership.

               The exercise of Exchange Rights is subject to (i) the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (ii) the satisfaction of the Ownership Limit or the Related Party Limit, as applicable, after giving effect to the exchange. The Related Party Limit applicable to The Irvine Company and certain related persons will be 20% of the issued and outstanding shares of Common Stock in the aggregate; however, certain persons who will have the right to exchange L.P. Units for Common Stock pursuant to the Exchange Rights, will be subject to the 7.4% Ownership Limit. For purposes of determining the number of L.P. Units which may be exchanged for shares of Common Stock pursuant to the Exchange Rights at any point in time, there shall be taken into account the number of issued and outstanding shares of Common Stock which are beneficially owned by The Irvine Company and its affiliates at such time. Accordingly, beneficial ownership of shares of Common Stock reduces the number of L.P. Units which may be exchanged pursuant to the Exchange Rights at any point in time.

Cash Tender Rights

               The Irvine Company and certain related persons have the right, exercisable once in any twelve-month period, subject to certain limitations, to sell to the Company for cash up to one-third of the number of L.P. Units owned by them or if The Irvine Company and certain related persons own 6,149,000 L.P. Units or less, then they may tender all of their L.P. Units to the Company. L.P. Units that are acquired by the Company as a result of the exercise of Cash Tender Rights will be converted automatically into units of general partnership interest in the Operating Partnership.

               The Company will have to pay for such L.P. Units solely out of the proceeds of a registered offering of newly issued shares of Common Stock. The price payable for an L.P. Unit tendered will be equal to the average of the daily market prices for the Common Stock for the 10 consecutive trading days immediately preceding the date of receipt by the Company of a notice of cash tender (each L.P. Unit being equivalent to one share of Common Stock, subject to adjustment as described above), except that the purchase price for such L.P. Units will be reduced by any decrease in the price of the Common Stock that occurs between the exercise date and the pricing of the Common Stock being sold pursuant to the registered offering and underwriting discounts and commissions. The Irvine Company will thus bear the risk of any such reduction, subject to certain withdrawal rights. Any proceeds in excess of the purchase price will be for the sole benefit of the Company. The Company shall be required to promptly file with the Commission a registration statement with respect to any registered offering.

               After an exercise of Cash Tender Rights, The Irvine Company may not exercise its Cash Tender Rights until 90 days after the completion of the registered offering of shares of Common Stock, if applicable.

  Registration Rights

               The Company has granted certain "demand" and "piggyback" registration rights with respect to shares of Common Stock owned by The Irvine Company or any of its affiliates, whether acquired pursuant to the Exchange Rights, in connection with the Land Rights Agreement, in the open market or otherwise.

  Transfer Agent

               The transfer agent and registrar for the Company's Common Stock is Boston Equiserve, L.P., a subsidiary of The First National Bank of Boston.


                          DESCRIPTION OF WARRANTS

               The Company may issue warrants to purchase Debt Securities (the "Debt Warrants"), Preferred Stock (the "Preferred Stock Warrants") or Common Stock (the "Common Stock Warrants", collectively with the Debt Warrants and the Preferred Stock Warrants the "Warrants"). Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered pursuant thereto.

Debt Warrants

               The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (5) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such security; (6) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable;
(7) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (8) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (9) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (10) a discussion of material federal income tax considerations, if any; and (11) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

               Debt Warrant certificates will be exchangeable for new Debt Warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the securities purchasable upon such exercise.

Other Warrants

               The applicable Prospectus Supplement will describe the following terms of Preferred Stock Warrants and Common Stock Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the Securities for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the number of such Warrants issued with each share of Preferred Stock or Common Stock; (5) any provisions for adjustment of the number or amount of shares of Preferred Stock or Common Stock receivable upon exercise of such Warrants or the exercise price of such Warrants; (6) if applicable, the date on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (7) if applicable, a discussion of material federal income tax considerations; (8) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants; (9) the date on which the right to exercise such Warrants shall commence, and the date on which such right shall expire; (10) the maximum or minimum number of such Warrants which may be exercised at any time.

Exercise of Warrants

               Each Warrant will entitle the holder of Warrants to purchase for cash such principal amount of Debt Securities or shares of Preferred Stock or Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

               Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities or shares of Preferred Stock or Common Stock purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.


                     FEDERAL INCOME TAX CONSIDERATIONS

               The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its stockholders.

               The Company believes it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify. The provisions of the Code pertaining to REITs are highly technical and complex. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

               Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

               In any year in which the Company qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the stockholders. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholders' Securities with respect to which the distribution is paid and, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of those Securities.

               Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Securities and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning (i) income taxes on effectively connected income, (ii) withholding taxes on dividends or interest, (iii) branch profits taxes, (iv) taxes imposed under the Foreign Investment in Real Property Tax Act, and (v) other tax consequences that may arise under federal, state or local law.


                           PLAN OF DISTRIBUTION

               The Securities may be sold (i) through agents, (ii) through underwriters, (iii) through dealers or (iv) directly to purchasers (through a specific bidding or auction process or otherwise). The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

               Offers to purchase the Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities will be named, and any commissions payable by the Company to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

               If an underwriter or underwriters are utilized in the sale of Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities.

               If a dealer is utilized in the sale of the Securities, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

               Offers to purchase the Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto. This Prospectus may also be used in connection with grants of Common Stock by the Company.

               Agents, underwriters and dealers may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

               If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Such Contracts will be subject to only those conditions set forth in the Prospectus Supplement. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Company.

               In connection with an offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or other securities of the Company. Specifically, the Underwriters may overallot such offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, the Securities in the open market to cover syndicate shorts or to stabilize the price of the Securities. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Securities in such offering, if the syndicate repurchases previously distributed Securities in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Securities above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.


                                  EXPERTS

               The consolidated financial statements of the Company included in the Annual Report on Form 10-K of the Company for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as stated in their report dated January 31, 1997 and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

               Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent auditors will be incorporated herein by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.


                               LEGAL MATTERS

               The validity of the Securities offered hereby will be passed upon for the Company by Davis Polk & Wardwell, New York, New York. Davis Polk & Wardwell will rely as to matters of Maryland law on Piper & Marbury L.L.P., Baltimore, Maryland.






==============================================================================

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other expenses of Issuance and Distribution.


Registration fee...........................  $ 76,029
Trustees' fees.............................    10,000
Printing and engraving expenses............   100,000
Legal fees and expenses....................   100,000
Accounting fees and expenses...............    75,000
Miscellaneous..............................    68,971
                                              -------
   Total...................................  $430,000
                                              =======


      All amounts estimated except for registration fees.




Item 15.  Indemnification of Directors and Officers.

               Section 2-418 of the Maryland General Corporation Law permits the indemnification of directors, officers, employees and agents of Maryland corporations. ARTICLE EIGHTH of the Company's Articles of Amendment and Restatement (the "Articles") authorizes the indemnification of directors and officers to the full extent required or permitted by the General Laws of the State of Maryland, now or hereafter in force, whether such persons are serving the Company or, at its request, any other entity, which indemnification shall include the advance of expenses under the procedures and to the full extent permitted by law. ARTICLE EIGHTH of the Articles further provides that the foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled and that no amendment or repeal of ARTICLE EIGHTH shall apply to or have any effect on any right to indemnification provided thereunder with respect to acts or omissions occurring prior to such amendment or repeal. In addition, the Company's officers and directors are covered by certain directors' and officers' liability insurance policies maintained by the Company. Reference is made to
Section 2-418 of the Maryland General Corporation Law and ARTICLE EIGHTH of the Articles which are incorporated herein by reference.

Item 16. List of Exhibits and Exhibit Index

Exhibit 1.1  - Form of Underwriting Agreement relating to the
               Debt Securities (incorporated by reference to Exhibit 1.1 of the Registration Statement on Form S-3 of the Company (File
               No. 33-92036) (the "Predecessor Shelf"))
Exhibit 1.2  - Form of Underwriting Agreement relating to the capital stock
               (incorporated by reference to Exhibit 1.2 of the Predecessor
               Shelf)
Exhibit 4.1  - Form of Indenture (incorporated by reference to Exhibit 4.1 of the Predecessor Shelf)
Exhibit 4.2  - Form of certificate for Common Stock (incorporated by reference to Exhibit 4.2 of the Predecessor Shelf)
Exhibit 5.1  - Opinion of Davis Polk & Wardwell as to the legality of
               Securities to be issued

Exhibit 5.2  - Opinion of Piper & Marbury L.L.P. as to the legality of
               Securities to be issued
Exhibit 12   - Statement re: Computation of Consolidated Ratio of Earnings to
               Fixed Charges of the Company

Exhibit 23.1 - Consent of Ernst & Young LLP
Exhibit 23.2 - Consent of Davis Polk & Wardwell (included in Exhibit 5.1)
Exhibit 23.3 - Consent of Piper & Marbury L.L.P. (included in Exhibit 5.2)

Exhibit 24   - Powers of Attorney (previously filed)

Exhibit 25   - Statement of Eligibility and Qualification of the Trustee
               under the Trust Indenture Act (to be filed in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939)

Item 17. Undertakings.  The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

                 (i) To include any prospectus required by Section
             10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events
             arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

               The undersigned registrant hereby further undertakes that:

              (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


              (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Trust Indenture Act.



                                  SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newport Beach, California, on the 1st day of July, 1997.


                                      IRVINE APARTMENT COMMUNITIES, INC.



                                      By: /s/ Shawn Howie
                                          ------------------------
                                          Shawn Howie
                                          Vice President, Corporate Finance
                                          and Controller




               Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities as Directors and Officers of Irvine Apartment Communities, Inc. and on the date indicated.



            Signature                                Title                                Date
--------------------------------     ---------------------------------------         ------------
               *                     Chairman of the Board of Directors,             July 1, 1997
   --------------------------        President and Chief Executive Officer
           Donald Bren               (Principal Executive Officer)


               *                     Director                                        July 1, 1997
   --------------------------
        Anthony M. Frank

                                     Director                                        July 1, 1997
   --------------------------
       John F. Grundhofer


               *                     Director                                        July 1, 1997
   --------------------------
         Bowen H. McCoy


               *                     Director                                        July 1, 1997
   --------------------------
        Michael D. McKee


               *                     Director                                        July 1, 1997
   --------------------------
      William H. McFarland


               *                     Director                                        July 1, 1997
   --------------------------
        Jack W. Peltason


               *                     Director                                        July 1, 1997
   --------------------------
      John F. Seymour, Jr.


               *                     Senior Vice President,                          July 1, 1997
   --------------------------        Chief Financial Officer and
          James E. Mead              Secretary (Principal Financial Officer)


         /s/ Shawn Howie             Vice President, Corporate Finance and           July 1, 1997
   --------------------------        Controller (Principal Accounting Officer)
           Shawn Howie


* Pursuant to Power of Attorney previoulsy filed with the Commission                 July 1, 1997

       /s/ Shawn Howie               Attorney-in-Fact
   --------------------------
           Shawn Howie

